CONSENT OF INDEPENDENT AUDITORS

The Income Fund of America, Inc.
We consent to (a) the use in this Post-Effective Amendment No. 46 to Registration Statement No. 2-33371 on Form N-1A of our report dated August 30, 1996 appearing in the Financial Statements, which are included in Part B, the Statement of Additional Information of such Registration Statement, (b) the references to us under the heading "General Information" in such Statement of Additional Information and (c) the reference to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.

Deloitte & Touche LLP
Los Angeles, California
September 27, 1996